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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

     For the Nine Months Ended September 30, 1996 and 1997
                 (In thousands, except ratios)
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                                         Nine Months   Nine Months
                                            1996          1997
                                         -----------   -----------

Income (loss) before income taxes          $(32,565)    $   5,893

Add:  Fixed Charges                           8,670         8,470
Less:  Capitalized Interest                  (1,714)         (609)
                                           --------     ---------

Income (loss) before income taxes          $(25,609)    $  13,754
                                           ========     =========

Fixed charges:
   Preferred  stock  dividends             $  6,038     $   6,038
   Interest portion of rentals                  408           502
  Interest expense                            2,224         1,930
                                           --------     ---------

    Total fixed charges                    $  8,670     $   8,470
                                           ========     =========

Fixed Charge Ratio                               (a)         1.62

Inadequate coverage                          34,279           - -
                                           ========     =========

Write-downs and other noncash charges:
  Depreciation, depletion and
    amortization (mining activity)           15,186        15,137
  Depreciation, depletion and
    amortization (corporate)                    256           233
  Provision for closed operations            22,691           239
  Reduction in carrying value of
    mining properties                        12,902           - -
                                           --------     ---------

                                           $ 51,035     $  15,609
                                           ========     =========


(a)  Earnings for period inadequate to cover fixed charges.
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